Exhibit 5.1

[JONES DAY LETTERHEAD]

April 28, 2009

SunPower Corporation

3939 North First Street

San Jose, CA 95134

Re:	$230,000,000 Aggregate Principal Amount of
4.75% Senior Convertible Debentures due 2014
SunPower Corporation Offered Through Underwriters

Ladies and Gentlemen:

We are acting as counsel for SunPower Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale of up to $230,000,000 aggregate principal amount of the Company’s 4.75% Senior Convertible Debentures due (the “Debt Securities”), and the underlying shares (the “Shares” and, together with the Debt Securities, the “Securities”) of class A common stock, par value $0.001 per share, of the Company issuable upon conversion of the Debt Securities, pursuant to the Underwriting Agreement, dated as of April 28, 2009 (the “Underwriting Agreement”), by and among the Company and Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters named therein (the “Underwriters”). The Debt Securities will be issued under the Indenture, dated as of February 7, 2007, as supplemented by the Third Supplemental Indenture (the “Third Supplemental Indenture”), proposed to be entered into by and between the Company and Wells Fargo Bank, National Association, as Trustee (the “Trustee”) (as amended and supplemented, the “Indenture”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The Debt Securities, when executed by the Company and authenticated by the Trustee in accordance with the Indenture and issued and delivered to the Underwriters pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided therein, will constitute valid and binding obligations of the Company.

2. The Shares initially issuable upon conversion of the Debt Securities have been authorized by all necessary corporate action of the Company and, when issued upon conversion of the Debt Securities pursuant to the terms and conditions of the Debt Securities and the Indenture, will be validly issued, fully paid and nonassessable.

SunPower Corporation

April 28, 2009

In rendering the foregoing opinions, we have assumed that the resolutions authorizing the Company to issue, offer and sell the Securities will be in full force and effect at all times at which any Securities are issued, offered or sold by the Company.

For purposes of the opinion expressed in paragraph 1 above, we also have assumed that (i) the Trustee will have authorized, executed and delivered the Indenture, and such Indenture is the valid, binding and enforceable obligation of the Trustee and (ii) the Third Supplemental Indenture will be executed and delivered by the Company.

The opinion expressed in paragraph 1 above is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, (i) the laws of the State of New York, and (ii) the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company relating to the Registration Statement on Form S-3 (Reg. No. 333-140272) (the “Registration Statement”), filed by the Company to effect the registration of the Debt Securities under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day